Exhibit 99.1

J & J Snack Foods Reports First Quarter Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--January 21, 2010--J & J Snack Foods Corp. (NASDAQ:JJSF) today announced record sales and increased earnings for the first quarter ended December 26, 2009.

Sales increased 6% to $149.1 million from $141.1 million in last year’s first quarter. Net earnings increased 64% to $7.1 million in the current quarter from $4.3 million last year. Earnings per diluted share were $.38 for the first quarter compared to $.23 last year. Operating income increased 68% to $11.5 million in the current quarter from $6.8 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Lower ingredients and packaging costs, as well as new product sales and innovation, helped drive our results for the quarter. All of our business groups contributed to our record profits.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet, FRUIT-A-FREEZE frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Vernon and Newport, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statement of Operations
	Three Months Ended
	December 26,	December 27,
	2009	2008
	(unaudited)
	(in thousands)

Net sales	$149,102	$141,142
Cost of goods sold	103,083	100,460
Gross profit	46,019	40,682
Operating expenses	34,528	33,851
Operating income	11,491	6,831
Other income	283	432
Earnings before income taxes	11,774	7,263
Income taxes	4,683	2,944
Net earnings	$7,091	$4,319

Earnings per diluted share	$.38	$.23
Earnings per basic share	$.38	$.23
Weighted average number of diluted shares	18,717	18,774
Weighted average number of basic shares	18,544	18,616

	Consolidated Balance Sheets
	December 26, 2009	September 26, 2009
	(unaudited)
	(in thousands)

Cash & cash equivalents	$60,935	$60,343
Current marketable securities held to maturity	27,664	38,653
Other current assets	107,176	112,115
Property, plant & equipment, net	98,698	97,173
Goodwill	60,314	60,314
Other intangible assets, net	48,001	49,125
Long-term marketable securities held to maturity	31,039	19,994
Other	1,967	2,110
Total	$435,794	$439,827

Current liabilities	$63,862	$67,679
Long-term obligations under capital leases	261	285
Deferred income taxes	27,033	27,033
Other long-term obligations	1,891	1,986
Stockholders’ equity	342,747	342,844
Total	$435,794	$439,827

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore
Senior Vice President
Chief Financial Officer
856-532-6603